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                           WARRANT PURCHASE AGREEMENT


                 THIS AGREEMENT ("Agreement"), made and entered into as of the 22nd day of May, 1996, by and among America West Airlines, Inc. a Delaware corporation ("AWA") and GPA Group plc ("Warrant Holder").

                              W I T N E S S E T H:

                 WHEREAS, the Warrant Holder holds 1,384,615 warrants (collectively, the "Warrants" and individually, a "Warrant") to purchase shares of Class B Common Stock, par value $.01 per share of AWA (the "Common Stock"), which Warrants were acquired and are held pursuant to the terms of that certain Warrant Certificate dated August 25, 1994 issued in the name of the Warrant Holder, and governed by the terms of that certain Warrant Agreement dated as of August 25, 1994, between AWA and the Warrant Agent named therein;

                 WHEREAS, AWA desires to purchase all of the Warrants held by Warrant Holder, and Warrant Holder desires to sell such Warrants to AWA;

                 NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                 Section 1.       Closing.

                 The Closing (the "Closing") of the transaction contemplated hereby shall occur on Thursday, May 23, 1996, at 10:00 a.m. at the offices of Latham & Watkins in New York, or at such other place or such other date or time as all of the parties may agree.

                 Section 2.       Actions at Closing.

                 At the Closing, the Warrant Holder shall sell, transfer, convey and deliver to AWA all of such Warrant Holder's right, title and interest in and to the Warrants, and AWA shall acquire the Warrants. Such transfer shall be effected by the execution by the Warrant Holder of an assignment in the form contemplated by the Warrants and delivery of the original certificate for the Warrants. At the Closing, AWA shall pay to the Warrant Holder an amount per Warrant equal to $8.385 per Warrant ("Purchase Price") representing the Class B stock price of $20.125 less the





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$12.74 exercise price of the Warrant plus a premium of $1.00 per Warrant.  The aggregate Purchase Price in the amount of $11,609,996.78 shall be paid to Warrant Holder by wire transfer of same day funds to an account of Warrant Holder designated prior to Closing.

                 Section 3.       Representations.

                 The Warrant Holder represents and warrants to AWA that it beneficially holds on the date hereof, and will hold at the Closing, the Warrants free and clear of any lien, charge or encumbrance whatsoever. Warrant Holder represents and warrants to AWA that the execution, delivery and performance of this Agreement by Warrant Holder has been duly authorized by all necessary corporate action on its part and are within its corporate power. AWA represents and warrants to the Warrant Holder that the execution, delivery and performance of this Agreement by AWA has been duly authorized by all necessary corporate action on its part and are within its corporate power. Each representation made in this Section 3 shall be deemed to be made again at and as of the Closing.

                 Section 4.       Miscellaneous.

                 (a) Notices. Any notice or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the person to whom such notice or other communication is intended to be given, at the address, indicated next to its signature below.

                 (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together with shall constitute and be the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                  AMERICA WEST AIRLINES, INC.


                                  By:        /s/ Stephen L. Johnson
                                             --------------------------------
                                  Title:     Senior Vice President - Legal
                                               Affairs
                                  Address:   4000 East Sky Harbor Boulevard
                                             Phoenix, AZ  85035


                                  GPA GROUP plc


                                  By:        /s/ Michael Walsh
                                             --------------------------------
                                  Title:     Attorney-in-Fact
                                  Address:   GPA House
                                             Shannon, Ireland





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